UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 5, 2011

NBCUniversal Media, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32871	14-1682529
(Commission File Number)	(IRS Employer Identification No.)

30 Rockefeller Plaza New York, New York	10112-0015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 664-4444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 5, 2011, NBCUniversal Media, LLC (the “Company”) and its wholly owned subsidiary, NBCUniversal Receivables Funding LLC, entered into a Receivables Acquisition Agreement (the “RA Agreement”) among Gotham Funding Corporation, Victory Receivables Corporation, Market Street Funding LLC and Working Capital Management Co., L.P., as Conduits; PNC Bank, National Association, and Mizuho Corporate Bank, Ltd., as Investor Agents and Banks; and The Bank Of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Investor Agent, Program Agent and Bank. The RA Agreement provides a facility of up to $1.5 billion for the sale at fair value from time to time of accounts receivable relating to cable and broadcast advertising sales and subscriber fees for the carriage of the Company’s cable networks. The Company will act as the servicer of the receivables sold under the RA Agreement. The first acquisition of accounts receivables under the RA Agreement will close on or about December 16, 2011 (the “Closing Date”). The RA Agreement has a term of two years following the Closing Date, subject to early termination in the case of certain events of default or conditions pertaining to the receivables sold.

Item 1.02.	Termination of a Material Definitive Agreement.

On December 5, 2011, the Company and Working Capital Solutions NBCU Funding LLC, a subsidiary of General Electric Capital Corporation (“GECC”), agreed to terminate the following agreements related to the Company’s existing receivables monetization program, effective as of the Closing Date: (i) NBCU Receivables Sale and Contribution Agreement between NBCUniversal Media, LLC, as Seller, and NBCUniversal Funding LLC, a subsidiary of the Company, as Buyer, dated as of February 4, 2011; and (ii) NBCU Transfer Agreement between NBCUniversal Funding, LLC and Working Capital Solutions NBCU Funding LLC, dated as of February 4, 2011. GECC is a subsidiary of General Electric Company, which owns 49% of the Company. It is contemplated that, on the Closing Date, the receivables subject to the terminating agreements will be reacquired and subsequently sold by the Company pursuant to the RA Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date: December 8, 2011	By:	/s/ Arthur R. Block
Arthur R. Block Senior Vice President